SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 13, 2016

Knowledge Machine International, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-191175	90-0925768
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

14 Hayward Brook Drive, Concord, NH	03301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 717-6279

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02     Unregistered Sales of Equity Securities.

On May 13, 2016, Knowledge Machine International, Inc., a Nevada corporation (the “Company”), commenced a non-public offering of up to 150,000 shares of Series A Preferred Stock (the “Series A Shares”) at $0.80 per Series A Share to be sold pursuant to Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission (the “Private Offering”). The Series A Shares are convertible into shares of the Company’s Common Stock (“Common Shares”) at any time at a conversion rate of 80 Common Shares for each Series A Share converted, subject to adjustments in the event of stock splits, recapitalizations, or similar events, provided that the Series A Shares will not be adjusted for any reverse stock split for a period of one year from the filing date of the Certificate of Designations creating the series, which occurred on June 20, 2016. From May 13, 2016 until July 19, 2016, the Company sold a total of 95,625 Series A Shares for gross proceeds of $76,500.

The Series A Shares offered by the Company in the Private Offering have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The sales of these securities were made pursuant to Rule 506(b) of Regulation D promulgated by the Securities and Exchange Commission under Section 4(a)(2) of the Securities Act. All of the investors were accredited investors as defined in Rule 501(a) of Regulation D. The investors acknowledged appropriate investment representations with respect to the issuances and consented to the imposition of restrictive legends upon the certificates representing these securities. The investors had a significant preexisting relationship to the Company prior to the transaction and did not enter into transactions with the Company as a result of any general solicitation. The investors and their representatives were afforded the opportunity to ask questions of the Company’s management and to receive answers concerning the terms and conditions of the transactions and issuances of the securities. No selling commissions or other remuneration was paid in connection with the sales of these securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knowledge Machine International, Inc.

Date: July 19, 2016	By:	/s/ Vivek R. Dave
Vivek R. Dave, Ph.D., Chief Executive Officer

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